CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Banknorth Group, Inc.:

We consent to incorporation by reference in the following registration statements of Banknorth Group, Inc.:

            No. 33-38040 on Form S-8,
            No. 33-53292 on Form S-8,
            No. 333-38349 on Form S-8,
            No. 333-38353 on Form S-8, and
            No. 333-68237 Post Effective Amendment No. 1 on Form S-8

of our report dated January 22, 1999, relating to the consolidated balance sheets of Banknorth Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10-K of Banknorth Group, Inc. for the fiscal year ended December 31, 1998.


                                       /s/ KPMG LLP

Albany, New York
March 26, 1999